EX-99(d)(3)(c)(i)




                                    EXHIBIT A
                              SUBADVISORY AGREEMENT
                    AMONG GARTMORE MUTUAL FUND CAPITAL TRUST,
                              GARTMORE MUTUAL FUNDS
                          AND GARTMORE GLOBAL PARTNERS
                          Effective February 28, 2007*

Funds of the Trust                                  Advisory Fees
Gartmore China Opportunities Fund(1)                0.625% on assets up to $500 million

                                                    0.600% on assets of $500 million but less than $2 billion

                                                    0.575% on assets of $2 billion and more


Gartmore Emerging Markets Fund(1)                   0.525% on assets up to $500 million

                                                    0.50% on assets of $500 million but less than $2 billion

                                                    0.475% on assets of $2 billion or more


Gartmore International Growth Fund(1)               0.45% on assets up to $500 million

                                                    0.425% on assets of $500 million but less than $2 billion

                                                    0.40% on assets of $2 billion or more


Gartmore Worldwide Leaders Fund(1)                  0.45% on assets up to $500 million

                                                    0.425% on assets of $500 million but less than $2 billion

                                                    0.40% on assets of $2 billion or more


Gartmore Global Utilities Fund(1)                   0.35% on assets up to $500 million

                                                    0.325% on assets of $500 million but less than $2 billion

                                                    0.30% on assets of $2 billion or more






* As most recently approved at the January 11, 2007 Board Meeting.


     (1)Performance Fees for the Funds.

         The base subadvisory fee for each of these Funds, as set forth above, is adjusted each quarter beginning one year after implementation of the Performance Fee, depending upon a Fund's investment performance for the 12 months preceding the end of that month relative to the investment performance of each respective Fund's benchmark as listed below. The base fee is either increased or decreased proportionately by the following amounts at each breakpoint, based upon whether a Fund has out-performed or under-performed its respective benchmark (using the performance of each such Fund's Class A Shares to measure), by more or less than a maximum of 500 basis points over the preceding rolling 12 month period as follows:

                           +/- 100 bps under/outperformance             2bps
                           +/- 200 bps under/outperformance             4bps
                           +/- 300 bps under/outperformance             6bps
                           +/- 400 bps under/outperformance             8bps
                           +/- 500 bps or more under/outperformance     10bps

         The investment performance of each Fund will be the sum of: (1) the change in each Fund's value during such period; (2) the value of the Fund's cash distributions (from net income and realized net gains) having an ex-dividend date during such calculation period; and (3) the value of any capital gains taxes paid or accrued during such calculation period for undistributed realized long-term capital gains from the Fund. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share reinvested in the Fund will be the Fund's value in effect at the close of business on the record date for the payment of such distributions and the date on which provision is made for such taxes, after giving effect to such distribution, dividends and taxes.

Benchmark Index Performance: The performance of each respective benchmark Index for a calculation period, expressed as a percentage of each Index, at the beginning of such period will be the sum of: (1) the change in the level of the Index during such period; and (2) the value, as calculated consistent with the Index, of cash distributions having an ex-dividend date during such period made by those companies whose securities comprise the Index. For this purpose, cash distributions on the securities that comprise the Index will be treated as if they were reinvested in the Index at least as frequently as the end of each calendar quarter following payment of the dividend.

Benchmark Indices:
        1. Gartmore China Opportunities Fund MSCI Zhong Hua Index

        2. Gartmore Global Utilities Fund 60% MSCI World Telecom Index/40% MSCI World Utilities Index

        3. Gartmore International Growth Fund MSCI All Country World Free X U.S. Index
        4. Gartmore Emerging Markets Fund MSCI Emerging Markets Index
        5. Gartmore Worldwide Leaders Fund MSCI World Index


                                    TRUST
                                    GARTMORE MUTUAL FUNDS

                                    By:
                                                        ------------------------
                                    Name:
                                    Title:


                                    ADVISER
                                    GARTMORE MUTUAL FUND CAPITAL TRUST

                                    By:
                                                       -------------------------
                                    Name:
                                    Title:


                                    SUBADVISER
                                    GARTMORE GLOBAL PARTNERS
                                    By:
                                                        ------------------------
                                    Name:
                                    Title: